Exhibit 16.1

October 7, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Bidz.com, Inc. dated October 7, 2010, to be filed with the Securities and Exchange Commission.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Bidz.com, Inc. contained therein.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.

ENGAGEMENT LETTER ASSIGNMENT FORM

The Audit Committee of the Board of Directors

Bidz.com, Inc.

3562 Eastham Drive

Culver City, CA 90232

Dear Members of the Audit Committee:

Attached hereto is a copy of the Engagement Letter executed by you on behalf of Bidz.com, Inc. (“Client”) on (Gloria to INSERT DATE OF EXISTING STONEFIELD ENGAGEMENT LETTER). (the “Engagement Letter”).  This letter will serve as an acknowledgement that all terms and conditions of the Engagement Letter remain in full force and effect and that all rights, duties and obligations thereunder inure to the benefit of both Client and MarcumStonefield, a division of Marcum LLP.

Sincerely yours,

MarcumStonefield
A division of Marcum LLP

By: Neil Prasad

ATTACHMENT

Acknowledged by	Title	Date